Exhibit 99.2

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Second Quarter Record Sales; Net Earnings
Increase to $0.25 Per Class A Share and $0.27 Per Class B Share

Non-GAAP Net Earnings Increase to $0.38 Per Class A Share and $0.41 Per Class B Share

JERSEY CITY, NJ, July 30, 2014 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the second quarter and first six months of 2014.

Second Quarter Highlights
$	Net sales increased 5.8% to $99.4 million versus $94.0 million for last year's second quarter.
$	GAAP net earnings increased to $0.25 per Class A share and $0.27 per Class B share versus net earnings of $0.14 per Class A share and $0.15 per Class B share last year.
$	Non-GAAP net earnings increased to $0.38 per Class A share and $0.41 per Class B share versus non-GAAP net earnings of $0.23 per Class A share and $0.25 per Class B share last year.
$	GAAP income from operations increased to $3.7 million versus $1.7 million a year earlier.
$	Non-GAAP income from operations increased to $6.3 million versus $3.3 million a year earlier.

CEO Comments
Daniel Bernstein, Bel's President and CEO, said, "Revenue increased to a new second quarter record, primarily reflecting sales of approximately $7.2 million from Power Solutions, which we acquired on June 19, 2014.  Power Solutions is a leading provider of high efficiency and high density power conversion products for server, storage and networking equipment, industrial applications and power systems with a world class research and development center.  We believe that the combination of Power Solutions with Bel's existing power business creates a dynamic enterprise capable of competing more effectively on a global basis.  Bel has completed restructuring the Power Solutions U.S. management team and is focused on improving quality at the factory levels.
"On a comparable non-GAAP basis, operating income before restructuring charges and acquisition costs nearly doubled to $6.3 million versus $3.3 million, and net earnings for this year's second quarter increased 63.7% to $4.6 million compared to non-GAAP net earnings of $2.8 million for the second quarter of 2013.  This improvement was led by our Cinch Connectors business, which returned to profitability after challenges associated with the 2012-2013 North American manufacturing reorganization were resolved and the benefits of that program are being realized.
"We are also pleased to have completed, after the end of the quarter, the acquisition of Emerson's Network Power Connectivity Solutions business, or CS.  CS is a leading provider of high performance RF/microwave and harsh environment optical connectors and assemblies for military, aerospace, wireless communications, data communications, broadcast and industrial applications.  The addition of CS is a major step forward in Bel's Cinch Connectors strategy to penetrate aerospace and military markets, where we believe that our technical expertise and premium quality products will be clear differentiators in customer purchasing decisions.  CS also broadens our copper based connector portfolio with the addition of RF/Microwave products and the addition of the Stratos Optical Technologies Product Line brings active Optical Devices and enhances our emergence as a market leader in the deployment of Expanded Beam Fiber.

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Bel Second Quarter Net Earnings Increase to $0.25 Per Class A Share and $0.27 Per Class B Share
July 30, 2014
Page Two

"Based on historical results, the acquisitions completed in the past 16 months will increase Bel's revenue from $287 million in 2012 to a current run rate of approximately $700 million annually.  We remain committed to containing overhead costs even as we expand the business dramatically, a strategy that should allow us to deliver improved financial performance.  We expect the recent acquisitions of Power Solutions and CS to be accretive to Bel's results beginning in the second half of 2014, taking into account the borrowing costs associated with these acquisitions.  We have already identified annual cost savings of over $5 million and see additional opportunities to streamline our business in the future.
"Our accomplishments this past year, both in terms of successful acquisitions and operational improvements, have laid the foundation to enhance value for Bel's shareholders."

Second Quarter Results
For the three months ended June 30, 2014, net sales increased to $99.4 million compared to $94.0 million in the second quarter of 2013, as revenue from higher sales of power and interconnect products more than offset a decrease in magnetics product sales.
Operating income for the second quarter of 2014 increased to $3.7 million compared to operating income for the second quarter of 2013 of $1.7 million.  Excluding restructuring charges and acquisition and other related costs detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP operating income increased to $6.3 million compared to non-GAAP operating income for the second quarter of 2013 of $3.3 million.
Net earnings for the second quarter of 2014 were $3.1 million compared to net earnings for the second quarter of 2013 of $1.7 million.  Excluding the amounts detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, non-GAAP net earnings for the second quarter of 2014 increased to $4.6 million compared to non-GAAP net earnings for the second quarter of 2013 of $2.8 million.
Net earnings per diluted Class A common share for the second quarter of 2014 were $0.25, compared to net earnings per diluted Class A common share of $0.14 for the second quarter of 2013.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share for the second quarter of 2014 were $0.38, compared to non-GAAP net earnings per diluted Class A common share for the second quarter of 2013 of $0.23.
Net earnings per diluted Class B common share were $0.27 for the second quarter of 2014, compared to net earnings of $0.15 per diluted Class B common share for the first quarter of 2013.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.41 for the second quarter of 2014, compared to non-GAAP net earnings per diluted Class B common share of $0.25 for the second quarter of 2013.

First Half Results
For the six months ended June 30, 2014, net sales increased to $182.1 million compared to $157.0 million for the first six months of 2013. Net earnings for this year's first half were $5.6 million compared to net earnings of $1.1 million for the first six months of 2013.
Net earnings for the first half of 2013 included an income tax benefit of $0.8 million, the result of pre-tax losses in North America and a favorable adjustment related to the Research and Experimentation ("R&E") credit.
Net earnings per diluted Class A common share for the first six months of 2014 were $0.45, compared to net earnings per diluted Class A common share for the first six months of 2013 of $0.09.  Adjusted to exclude various amounts detailed in the reconciliation table included in this release, non-GAAP net earnings per diluted Class A common share were $0.59 for the first six months of 2014, compared to non-GAAP net earnings per diluted Class A share of $0.19 a year earlier.

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Bel Second Quarter Net Earnings Increase to $0.25 Per Class A Share and $0.27 Per Class B Share
July 30, 2014
Page Three

Net earnings per diluted Class B common share for the first six months of 2014 were $0.49, compared to net earnings per diluted Class B share of $0.10 for the same period of 2013.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.63 for the first six months of 2014, compared to non-GAAP net earnings per diluted Class B share of $0.21 a year earlier.

Balance Sheet Data
As of June 30, 2014 Bel had working capital of $189.9 million, including cash and cash equivalents of $87.8 million, a current ratio of 2.7-to-1, total long-term obligations of $151.3 million, and stockholders' equity of $234.6 million.  In comparison, at December 31, 2013, Bel reported working capital of $137.2 million, including cash and cash equivalents of $62.1 million, a current ratio of 3.0-to-1, total long-term obligations of $12.5 million, and stockholders' equity of $228.7 million.  The increase in long-term obligations primarily reflects borrowings that were used to fund the acquisition of Power Solutions on June 19, 2014.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate, dial (720) 545-0088, conference ID #78153237.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #78153237 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) is primarily engaged in the design, manufacture, and sale of products used in aerospace, data transmission, military, transportation, and consumer electronics.  Bel's product groups include Magnetic Solutions (discrete components, power transformers and MagJack® connectors with integrated magnetics), Power Solutions and Protection (AC-DC power supplies, DC-DC converters, custom designs, miniature, micro, surface mount and resettable fuses) and Connectivity Solutions (micro, circular, filtered D Sub, fiber optic, RF connectors, microwave components, passive jacks, plugs and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of the Company's expertise and products on customer purchasing decisions, anticipated growth in revenues, the accretive nature and projected cost savings associated with the Power Solutions and CS acquisitions and potential future growth for the Company's shareholders) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

(tables attached)
#4947

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

	(unaudited)		(unaudited)

Net sales	$99,439	$93,981	$182,085	$157,009

Costs and expenses:
Cost of sales	81,493	78,717	150,069	132,649
Selling, general and administrative	13,176	12,342	24,365	22,741
Restructuring charges	1,056	1,263	1,056	1,387

Total costs and expenses	95,725	92,322	175,490	156,777

Income from operations	3,714	1,659	6,595	232
Interest expense	(225)	(5)	(255)	(8)
Interest income and other, net	49	69	100	107

Earnings before provision (benefit) for income taxes	3,538	1,723	6,440	331

Provision (benefit) for income taxes	473	34	872	(800)

Net earnings	$3,065	$1,689	$5,568	$1,131

Earnings per Class A common share - basic and diluted	$0.25	$0.14	$0.45	$0.09

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175	2,175	2,175

Earnings per Class B common share - basic and diluted	$0.27	$0.15	$0.49	$0.10

Weighted average Class B common shares outstanding
- basic and diluted	9,332	9,213	9,333	9,217

*     Prior period amounts have been restated to reflect adjustments arising during the measurement period related to the 2012 and 2013 acquisitions as if all such adjustments had been recognized on the dates of acquisition

CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)

	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
ASSETS	2014	2013*	LIABILITIES & EQUITY	2014	2013*
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Current assets	$298,877	$204,155	Short-term borrowings	$7,729	$12,739
			and current maturities
Property, plant &			of long-term debt
equipment, net	67,051	40,896	Other current liabilities	101,209	54,242
			Long-term debt	137,750	--
Goodwill and intangibles	105,830	47,962	Noncurrent liabilities	13,571	12,458
Other assets	23,085	15,128	Stockholders' equity	234,584	228,702

Total Assets	$494,843	$308,141	Total Liabilities & Equity	$494,843	$308,141

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended June 30, 2014				Six Months Ended June 30, 2014
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$3,714	$3,065	$0.25	$0.27	$6,595	$5,568	$0.45	$0.49
Restructuring charges and severance	1,056	655	0.05	0.06	1,113	690	0.06	0.06
Acquisition and other related costs	1,509	919	0.08	0.08	1,518	925	0.08	0.08

Non-GAAP measures(1)	$6,279	$4,639	$0.38	$0.41	$9,226	$7,183	$0.59	$0.63

	Three Months Ended June 30, 2013				Six Months Ended June 30, 2013
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$1,659	$1,689	$0.14	$0.15	$232	$1,131	$0.09	$0.10
Restructuring charges,
severance and reorganization costs	1,428	1,000	0.08	0.09	1,636	1,129	0.10	0.10
Acquisition and other related costs	172	145	0.01	0.01	574	510	0.04	0.05
Restoration of prior year R&E credit	--	--	--	--	--	(385)	(0.03)	(0.03)

Non-GAAP measures(1)	$3,259	$2,834	$0.23	$0.25	$2,442	$2,385	$0.19	$0.21

(1)           The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of amounts such as charges for restructuring, severance, and reorganization; acquisition-related costs; and restoration of expired R&E credits facilitates comparison of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)           Net of income tax at effective rate in the applicable tax jurisdiction.

(3)           Individual amounts of earnings per share may not agree to the total due to rounding.